EXHIBIT 6

                               ARTICLE VII OF THE
                                    BY-LAWS
                                       OF
                         LOTUS DEVELOPMENT CORPORATION

                                    ARTICLE
VII. INDEMNIFICATION.

    SECTION 1. Indemnification. (a) The Corporation shall indemnify, defend and hold harmless (i) each director and officer of the Corporation, and (ii) each other person designated in writing by the President or the Chief Financial Officer from time to time, against all expenses, losses, claims, damages and liabilities, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement (all such expenses, collectively, "Costs") actually and reasonably incurred by him/her in connection with the investigation, defense or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the director, officer or other person (collectively "persons") is a party or threatened to be made a party (all such actions, collectively, "Proceedings")
(A) by reason of the fact that he/she is or was a director, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust or other enterprise (collectively "Affiliates") of which he/she has been or is serving at the request of, for the convenience of, or to represent the interest of the Corporation or (B) by reason of anything done or not done by him/her in any such capacity referred to in the immediately foregoing clause
(A). Pursuant to this Article VII, the Board of Directors may authorize the execution and delivery by the Corporation of any agreement or undertaking with or on behalf of any person not inconsistent with this Article VII or applicable law with respect to the matters set forth herein.

    SECTION 2. Culpable Action. (a) Notwithstanding the provisions of Section 1, a person shall not be entitled to indemnification if (i) the Corporation is prohibited from paying such indemnification under applicable law, (ii) the person breached his/her duty of loyalty to the Corporation or its stockholders or any Affiliate or its stockholders, (iii) the person's actions or omissions were not in good faith or involved intentional misconduct or knowing violation of law or (iv) the person derived an improper personal benefit from any transaction which is a subject of the applicable Proceeding (any existence or occurrence described in the foregoing clauses (i)-(iv), individually, a "Culpable Action").

    (b) The existence or occurrence of a Culpable Action shall be conclusively determined by (i) a non-appealable, final decision of the court having jurisdiction over the applicable Proceeding or (ii) a non-appealable, final decision of the Court of Chancery of the State of Delaware (or if such a decision is appealable, by the court in such State which has jurisdiction to render a non-appealable, final decision).

    (c) The existence or occurrence of a Culpable Action may also be determined by (i) the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the applicable Proceeding (the "Disinterested Directors"), (ii) the stockholders of the Corporation, by a majority vote of a quorum consisting of stockholders who were not parties to the applicable Proceeding (the "Disinterested Stockholders"), or (iii) any other entity to which the Disinterested Directors or the Disinterested Stockholders shall have delegated the authority to make such a determination: provided, however, that such determination shall not have been made or shall not be subsequently made pursuant to subsection (b) above.

    (d) If a Proceeding involves more than one claim, issue or matter, the determination as to whether there exists or has occurred a Culpable Action shall be severable as to each and every claim, issue and matter.


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    (e) The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not change the presumption of Section 1 that a person is entitled to indemnification hereunder and does not create a presumption that there exists a Culpable Action.

    SECTION 3. Payment of Costs. The Costs incurred by a person in connection with any Proceeding, including any Proceeding brought pursuant to Section 2(b), shall be paid by the Corporation on an "as incurred" basis; provided, however, that if it shall ultimately be determined that there exists or has occurred a Culpable Action with respect to such Proceeding, the person shall repay the Corporation the amount (or the appropriate portion thereof as contemplated by Section 2(d)) so advanced, including the costs of obtaining a determination pursuant to Section 2(b).